CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Performance Leveraged Upside	$11,567,000	$454.58
Securities due 2009

May 2008 Pricing Supplement No. 654 Registration Statement No. 333-131266 Dated May 12, 2008 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index® due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  At maturity, if the basket has depreciated, (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1.1111% for every 1% decline beyond the specified buffer amount.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes Program.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	May 28, 2009
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	May 12, 2008
Original issue date:	May 19, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$11,567,000
Interest:	None
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial average index value*	Multiplier*
	S&P 500® Index (the “S&P 500 Index”)	SPX	65%
	MSCI EAFE Index® (the “MSCI EAFE Index”)	MXEA	35%
	* To be determined on the final basket setting date. See “Basket setting dates” below.
Payment at maturity per Buffered PLUS:	▪	If the final average basket value is greater than the initial basket value: $10 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final average basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value: $10
	▪	If the final average basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
$10 + [$10 x (basket return + 10%) x downside factor]
This amount will be less than the stated principal amount of $10.
Leveraged upside payment:	$10 x upside leverage factor x basket return
Upside leverage factor:	300%
Buffer amount:	10%
Downside factor:	1.1111
Basket return:	(final average basket value – initial basket value) / initial basket value
Maximum payment at maturity:	$11.39 (113.9% of the stated principal amount)
Minimum payment at maturity:	None
Initial average index value:
For each basket index, the arithmetic average of the basket index closing values of each basket index on the relevant basket setting dates, to be determined on the final basket setting date.  See “Basket—Initial average index value” above.

Initial basket value:	10, which will be equal to the sum of the products of the initial average index value times the applicable multiplier for each basket index.
Final average basket value:	The arithmetic average of the basket closing values on each of the valuation dates.
Basket closing value:	The basket closing value on any valuation date will be the sum of the products of the basket index closing value times the applicable multiplier for each of the basket indices.
Basket index closing value:	The basket index closing value for each basket index on any date will equal the closing value of such basket index as published by the respective index publisher on such date.
Basket setting dates:	For each basket index, May 12, 2008, May 13, 2008, May 14, 2008, May 15, 2008 and May 16, 2008, subject to adjustment for non-index business days and certain market disruption events.
Valuation dates:	May 19, 2009, May 20, 2009, May 21, 2009, May 22, 2009 and May 26, 2009, subject to adjustment for non-index business days and certain market disruption events.
Multiplier:
The multiplier for each basket index will be set on the final basket setting date based on each basket index’s respective initial average index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable basket index weighting and will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.

Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617480413
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$10	$0.005	$9.995
Total	$11,567,000	$5,783.50	$11,561,216.50
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the valuation dates.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May 12, 2008	May 19, 2008 (5 business days after the pricing date)	May 28, 2009, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$11,567,000
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial average index value*	Multiplier*
	S&P 500 Index	SPX	65%
	MSCI EAFE Index	MXEA	35%
	* To be determined on the final basket setting date. See “Basket setting dates” below.
Basket index publisher:
With respect to the S&P 500 Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor publisher thereof.
With respect to the MSCI EAFE Index, MSCI Inc. and any successor publisher thereof.

Payment at maturity:	▪	If the final average basket value is greater than the initial basket value:
$10 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final average basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value: $10
	▪	If the final average basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
$10 + [$10 x (basket return + 10%) x downside factor]
This amount will be less than the stated principal amount of $10.
Leveraged upside payment:	$10 x upside leverage factor x basket return
Upside leverage factor:	300%
Buffer amount:	10%
Downside factor:	1.1111
Basket return:	(final average basket value – initial basket value) / initial basket value
Initial average index value:
For each basket index, the arithmetic average of the closing values of such basket index on each of the basket setting dates, to be determined on the final basket setting date.  See “Basket—Initial average index value” above.

Initial basket value:	10, which will be equal to the sum of the products of the initial average index value times the applicable multiplier for each basket index.
Final average basket value:	The arithmetic average of the basket closing values on each of the valuation dates.

May 2008	Page 2

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Basket closing value:	The basket closing value on any date will equal the sum of the products of the basket index closing value times the applicable multiplier for each of the basket indices.
Basket index closing value:	The basket index closing value for each basket index on any date will equal the closing value of such basket index as published by its respective index publisher on such date.
Multiplier:
The multiplier for each basket index will be set on the final basket setting date based on each basket index’s respective initial average index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable basket index weighting and will remain constant for the term of the Buffered PLUS.  See “Basket—Multiplier” above.

Basket setting dates:	For each basket index, May 12, 2008, May 13, 2008, May 14, 2008, May 15, 2008 and May 16, 2008, subject to adjustment for non-index business days and certain market disruption events.
Valuation dates:	May 19, 2009, May 20, 2009, May 21, 2009, May 22, 2009 and May 26, 2009, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$11.39 (113.9% of the stated principal amount).
Minimum payment at maturity:	None
Postponement of basket setting dates:
If any scheduled basket setting date for a basket index is not an index business day or if a market disruption event with respect to such basket index occurs on such scheduled basket setting date, the affected basket setting date will be the immediately succeeding index business day for such basket index on which no market disruption event shall have occurred with respect to such basket index, and the remaining basket setting dates will be the index business days immediately following such basket setting date as postponed on which no market disruption event occurs with respect to such basket index; provided that (i) the initial average index value will not be determined on a date later than the fifth business day after the scheduled final basket setting date, (ii) the basket index closing value for any basket setting date that would otherwise fall after such fifth business day after the scheduled final basket setting date will be the basket index closing value on such fifth business day after the scheduled final basket setting date and (iii) if such fifth business day is not an index business day, or if there is a market disruption event on such date, the Calculation Agent will determine the initial average index value using the basket index closing value of such basket index as determined by the Calculation Agent in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting such basket index.

Postponement of valuation dates:
If any scheduled valuation date is not an index business day with respect to any basket index, such valuation date for that basket index will be the immediately succeeding index business day for that basket index and each succeeding valuation date will be the index business day immediately following such scheduled valuation date.  If a market disruption event with respect to any basket index occurs on any scheduled valuation date, the basket index closing value solely with respect to such affected basket index will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to such affected basket index, each succeeding valuation date with respect to such basket index will be the next index business day following such scheduled valuation date on which no market disruption event occurs with respect to such basket index and the basket closing value for such scheduled valuation date will be determined on the later of such date as so postponed and the date on which the index closing value for each of the basket indices is available; provided that (i) the final average basket value will not be determined on a date later than the fifth business day after the scheduled final valuation date, (ii) the basket closing value for any valuation date that would otherwise fall after such fifth business day after the scheduled final valuation date will be the basket closing value on such fifth business day following the scheduled final valuation date and (iii) if such fifth business day following the scheduled final valuation date is not an index business day, or if there is a market disruption event on such date, the Calculation Agent will determine the final average basket value using the index closing

May 2008	Page 3

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

value of the affected basket index as determined by the Calculation Agent in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected basket index.
Postponement of maturity date:
If the final valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the final valuation date, as postponed.

Risk factors:	Please see “Risk Factors” on page 8.
General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617480413
Minimum ticketing amount:	100 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered PLUS as well as the notice described above and its potential implications for an investment in the Buffered PLUS.

May 2008	Page 4

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the final basket setting date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the stocks underlying the basket indices and in futures or options contracts on the indices.  Such purchase activity could have increased the initial average index values and, therefore, increase the values at which the basket indices must close on the valuation dates before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 5

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10

Upside leverage factor:	300%

Buffer amount:	10% of initial basket value

Downside factor:	1.1111

Maximum payment at maturity	$11.39

Minimum payment at maturity:	None

Buffered PLUS Payoff Diagram

How it works
▪
If the final average basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus the upside leverage factor of 300% of the appreciation of the underlying basket over the term of the Buffered PLUS, subject to the maximum payment at maturity of $11.39 per Buffered PLUS.

▪
If the final average basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 10% from the initial basket value, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final average basket value has declined by an amount greater than the buffer amount of 10% from the initial basket value, investors will receive an amount per Buffered PLUS that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount times the downside factor.

o
For example, if the underlying basket depreciates 30%, investors will lose 22.222% of their principal and receive only approximately $7.78 at maturity per Buffered PLUS, or 77.8% of the stated principal amount.

May 2008	Page 6

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the final average basket value, determined as follows:

If the final average basket value is greater than the initial basket value:

$10    +    leveraged upside payment

subject to the maximum payment at maturity of $11.39 per Buffered PLUS

If the final average basket value is less than or equal to the initial basket value, but has declined by an amount that is less than or equal to the buffer amount of 10% from the initial basket value:

$10  stated principal amount

If the final average basket value is less than the initial basket value and has declined by an amount greater than the buffer amount of 10% from the initial basket value:

The payment at maturity will be less than the $10  stated principal amount in this situation.

May 2008	Page 7

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

▪
Buffered PLUS do not pay interest or guarantee the return of any of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final average basket value has declined by an amount greater than the buffer amount of 10% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the value of the underlying basket below 90% of the initial basket value times 1.1111.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.39, or 113.9% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the final average basket value over the initial basket value, because the payment at maturity will be limited to 113.9% of the stated principal amount for the Buffered PLUS, any increase in the final average basket value over the initial basket value by more than approximately 4.6333% of the initial basket value will not increase the return on the Buffered PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Changes in the value of one of the basket indices may offset changes in the value of the other basket index.  Value movements in the basket indices may not correlate with each other.  At a time when the value of one basket index increases in value, the value of the other basket index may not increase as much, or may even decline in value.  Therefore, in calculating the basket return on the valuation date, increases in the value of one basket index may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket index.  Furthermore, the basket is not equally weighted among the basket indices.  Decreases in the value of the S&P 500 Index could moderate or wholly offset increases in the values of the MSCI EAFE Index.

▪
Not equivalent to investing in the basket indices.  Investing in the Buffered PLUS is not equivalent to investing in the basket indices or any of their respective component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the basket indices.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

May 2008	Page 8

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

▪
The MSCI EAFE Index is subject to currency exchange risk.  Because the closing prices of the securities constituting the MSCI EAFE Index are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency.  If the U.S. dollar strengthens against the currencies in which the MSCI EAFE component securities trade, the value of the MSCI EAFE Index will be adversely affected, which may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may decrease the value of the Buffered PLUS.

▪
Adjustments to the basket indices could adversely affect the value of the Buffered PLUS.  The publisher of each basket index can add, delete or substitute the stocks underlying that basket index, and can make other methodological changes that could change the value of that basket index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.  Additionally, MSCI is an affiliate of ours and may have economic interests adverse to those of investors in the notes.  For more information see “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index—Affiliation of MSCI, MS & Co. and Morgan Stanley.” in Annex A of the accompanying prospectus supplement for PLUS.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

May 2008	Page 9

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Other Risk Factors

▪
Secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of the basket indices or other instruments related to the basket indices on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting dates could have affected the initial basket value and, therefore, could have increased the value at which the basket indices must close on the valuation dates before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation dates, could potentially affect the values of the basket indices on the valuation dates and, accordingly, the amount of cash an investor will receive at maturity.

May 2008	Page 10

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Basket Indices

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Underlying Indices and Underlying Index Publishers Information —Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard &Poor’s®,” “S&P®,” “S&P 500®” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in Annex A of the prospectus supplement for PLUS.

The MSCI EAFE Index.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

Historical Information

The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket indices for each quarter in the period from January 1, 2003 through May 12, 2008.  The related graphs set forth the daily closing values for each of the basket indices from January 1, 2003 through May 12, 2008.  The closing value on May 12, 2008 was, in the case of the S&P 500 index, 1,403.58, and in the case of the MSCI EAFE Index, 2,150.64.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that constitute the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

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Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter (through May 12, 2008)	1,418.26	1,328.32	1,403.58

S&P 500 Index Daily Closing Values January 1, 2003 to May 12, 2008

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Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

MSCI EAFE Index	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter	2,253.36	1,913.53	2,038.62
Second Quarter (through May 12, 2008)	2,166.69	2,057.04	2,150.64

MSCI EAFE Index Daily Closing Values January 1, 2003 to May 12, 2008

May 2008	Page 13

Buffered PLUS based on the Value of the S&P 500® Index and the MSCI EAFE Index®  due May 28, 2009
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

May 2008	Page 14